EXHIBT A

FILING AGREEMENT DATED TO BE EFFECTIVE JANUARY 19, 2016

REGARDING JOINT FILING OF SCHEDULE 13 D/A-8

The undersigned hereby agree that:

(i)

Each is eligible to use the Schedule 13D/A-8 attached hereto;

(ii)

The attached Schedule 13D/A-8 is filed on behalf of each of the undersigned; and

(iii)

Each of the undersigned is responsible for the timely filing of such Schedule 13D/A-8 and any amendments thereto, and for the completeness and accuracy of the information therein concerning itself; but none of them is responsible for the completeness and accuracy if the information concerning the other persons making the filing, unless it knows or has reason to believe that such information is inaccurate.

Sentient Global Resources Fund III, L.P.

     By: Sentient GP III, LP, General Partner

            By: Sentient Executive GP III, Limited,

                                     General Partner

By:  ___/s/ Greg Link_____________

            Greg Link, Director

Date: January 27, 2016

SGRF III Parallel I, L.P. By: Sentient GP III, LP, General Partner By: Sentient Executive GP III, Limited, General Partner By: ______/s/ Greg Link____ Greg Link, Director Date: January 27, 2016
Sentient GP III, LP By______/s/ Greg Link____ Greg Link, Director Date: January 19, 2016 Sentient Executive GP III, Limited By: ______/s/ Greg Link_____ Greg Link, Director Date: January 27, 2016	Sentient Executive GP IV, Limited By: ______/s/ Greg Link____ Greg Link, Director Date: January 27, 2016 Sentient GP IV, Limited By: ______/s/ Greg Link____ Greg Link, Director Date: January 27, 2016

Sentient Global Resources Fund IV, LP

    By: Sentient GP IV, Limited,

              its General Partner

         By:  Sentient Executive GP IV, Limited,

              its General Partner

By: ______/s/ Greg Link____

Greg Link, Director

Date: January 27, 2016